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                                                                      Exhibit 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                 FLAG TELECOM                         FLAG LIMITED
                                             HOLDINGS LIMITED

                                                     31-DEC-99     26-FEB-99     31-DEC-98     31-DEC-97     31-DEC-96
$'000                                                ---------     ---------     ---------     ---------     ---------
Earnings
Pre tax income/(loss) from continuing operations       -17,763         4,931       -10,422        88,434       -10,374
Fixed charges                                           46,343         9,758        62,636        79,046        53,018
Amortisation of capitalised interest                         0             0             0             0             0

LESS:
-----
Interest capitalised                                    -1,281             0             0       -24,579       -14,018
Preference dividends                                         0             0        -1,508       -16,324       -14,410
                                                     ---------     ---------     ---------     ---------     ---------
Total Earnings                                          27,299        14,689        50,706       126,577        14,216
                                                     =========     =========     =========     =========     =========

FIXED CHARGES
Interest expensed                                       45,062         9,758        57,012        14,111             0
Interest capitalised                                     1,281             0             0        24,579        14,018
Amortisation of debt expense capitalised                     0             0             0        17,950        24,590
Amortised premiums, discounts and capitalised
expenses relating to debt                                    0             0         4,116         6,082
Preference dividends                                         0             0         1,508        16,324        14,410
                                                     ---------     ---------     ---------     ---------     ---------
Total fixed charges                                     46,343         9,758        62,636        79,046        53,018
                                                     =========     =========     =========     =========     =========
Ratio of Earnings to Fixed charges                         n/a          1.51           n/a          1.60           n/a

Deficiency of earnings to fixed charges                 19,044           n/a        11,930           n/a        38,802

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